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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               HAASE, BRONSON J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                         6948 NORTH WILDWOOD POINT ROAD
--------------------------------------------------------------------------------
                                    (Street)

                               CHENEQUA, WI 53029
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       THE MARCUS CORPORATION (NYSE: MCS)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                OCTOBER 10, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/10/02               A                392         A     (2)       1,568          D
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====================================================================================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
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control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of Deriv- ship
                                                                                                           ative     Form
            2.                                                                                             Securi-   of
            Conver-                            5.                                7.                        ties      Deriv-  11.
            sion                               Number of                         Title and Amount          Benefi-   ative   Nature
            or               3A.               Derivative    6.                  of Underlying     8.      cially    Secur-  of
            Exer-            Deemed   4.       Securities    Date                Securities        Price   Owned     ity:    In-
            cise     3.      Execu-   Trans-   Acquired (A)  Exercisable and     (Instr. 3 and 4)  of      Follow-   Direct  direct
            Price    Trans-  tion     action   or Disposed   Expiration Date     ----------------  Deriv-  ing       (D) or  Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)              Amount  ative   Reported  In-     ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ------------------            or      Secur-  Transac-  direct  Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date      Expira-             Number  ity     tion(s)   (I)     ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-     tion                of      (Instr. (Instr.   (Instr  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable   Date      Title     Shares  5)      4)        4)      4)
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

Stock       $13.8125                                         12/17/98  12/17/08    *       1,000           1,000     D
Option(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock         $12.75                                          5/27/99   5/27/09    *         500             500     D
Option(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock         $11.00                                          5/25/00   5/25/10    *         500             500     D
Option(1)
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Stock         $14.30                                          5/31/01   5/31/11    *         500             500     D
Option(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock         $13.14                                          5/30/02   5/30/12    *         500             500     D
Option(1)
====================================================================================================================================
Explanation of Responses:

*    Common Stock

(1)  Granted pursuant to The Marcus Corporation 1994 Nonemployee Director Stock Option Plan.
(2)  Grant by Issuer in consideration of service as a director.


BRONSON J. HAASE

/s/ Ralph J. Gundrum                                            10-14-02
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date
By Ralph J. Gundrum, attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

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